SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2006

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (I.R.S. Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2006, J. C. Penney Company, Inc. (the “Company”) announced the termination of Catherine G. West as Executive Vice President and Chief Operating Officer.

Ms. West was terminated involuntarily due to her failure to satisfy performance objectives that were established for her orientation period, which related primarily to gaining an understanding of the Company’s operations. This failure did not constitute “cause” within the meaning of the Executive Termination Pay Agreement entered into by the Company with Ms. West (“Termination Agreement”). The form of Termination Agreement was authorized in March 2006 by the Board of Directors for each member of the Company’s Executive Board, other than the Chief Executive Officer, for the purpose of attracting and retaining the best talent in the retail industry.

The primary purpose of the Termination Agreement is to provide for severance benefits in the event of involuntary termination of the executive’s employment without cause. In accordance with the Termination Agreement, since Ms. West was involuntarily terminated without cause, she is entitled to receive the following:

•
A lump sum cash payment equal to annualized base salary plus target annual cash incentive compensation (at 100% of the target incentive opportunity in effect at the time of termination) with respect to a period of 18 months following termination;

•	Payment for services rendered through the termination date, including accrued base salary, pay in respect of earned but unused paid time off, and prorated annual cash incentive compensation for service during the year of termination at 100% of the executive’s target incentive compensation opportunity under the Company's Management Incentive Compensation Program at the time of termination;
•	A lump sum payment in respect of additional paid time off, if any, under the Company’s paid time off policy;
•	A lump sum payment, grossed-up for income taxes, reflecting the Company-financed portion of the premiums toward medical, dental, and life insurance coverage for 18 months;
•	A lump sum payment of $25,000 toward outplacement and financial counseling services; and
•	Immediate vesting of all unvested long term incentive stock awards and stock options.

    Ms. West’s termination was effective December 28, 2006. The following table sets forth the cash payments and values of equity awards (based on the opening price of the Company's common stock) as of that date payable to Ms. West under the Termination Agreement.

Item	Amount
18 months of annualized base salary plus target annual cash incentive compensation ...............................................................................	$1,968,750
Prorated annual incentive compensation for 2006 (at target), including an offset of $15,804 for previously paid salary and vacation.......................................................................................................	$216,902
18 months of Company-financed portion of premium toward life insurance coverage, grossed-up for income taxes......................................................................................................................	$2,542
Outplacement and financial counseling services..................................................................................................................	$25,000
Value of restricted stock units.................................................................................	$3,725,403
Value of stock options..............................................................................................	$4,084,026
Total.....................................................................................................................	$10,022,623

The Termination Agreement subjects Ms. West to the following restrictive covenants:

•	Obligation not to disclose confidential or proprietary information of the Company, which continues indefinitely following termination of employment;
•
Obligation to refrain from activities designed to influence or persuade any person not to do business or to reduce their business with the Company, which continues for 18 months following termination of employment;

•
Obligation to refrain from attempting to influence or persuade any of the Company’s employees to leave their employment with the Company and to refrain from directly or indirectly soliciting or hiring employees of the Company, which continues for 18 months following termination of employment; and

•	Obligation not to undertake work for a competing business, which continues for 18 months following termination of employment.

In the event Ms. West breaches any of the covenants listed above, the Company will have no further obligation to make any payments under the Termination Agreement and may seek to recover from Ms. West all such damages as it may be entitled to at law or in equity, including, without limitation, repayment of payments paid to Ms. West pursuant to the Termination Agreement, repayment of the value of any equity consideration theretofore sold or otherwise transferred by Ms. West and forfeiture of any outstanding equity interests in the Company which vested pursuant to the Termination Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Joanne L. Bober
Joanne L. Bober
Executive Vice President,
General Counsel and Secretary

Date: January 5, 2007